UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SEER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-1153150
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
3800 Bridge Parkway, Suite 102 Redwood City, California 94065
(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, $0.00001 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Seer, Inc. (the “Company”) amends its Registration Statement on Form 8-A, dated February 26, 2026 (the “Form 8-A”), as follows. Capitalized terms used in this filing that are not defined have the meaning given to them in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On March 13, 2026, the Company entered into Amendment No. 1 to Tax Benefit Preservation Plan (the “Amendment”), which amends the Tax Benefit Preservation Plan, dated as of February 26, 2026, between the Company and Computershare Trust Company, N.A., as rights agent.

The Amendment clarifies the definition of “Beneficial Ownership” and its interaction with Treasury Regulation § 1.382-3(a)(1).

The Amendment is attached as Exhibit 4.2 and is incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of Exhibit 4.2.

Item 2. Exhibits

Item 2 of the Form 8-A is amended and supplemented by adding the following:

4.2

Amendment No. 1 to Tax Benefit Preservation Plan, dated as of March 13, 2026, by and between Seer, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 16, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SEER, INC.

Date: March 16, 2026	By:	/s/ David Horn
David Horn
President and Chief Financial Officer